EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-35884, 333-87977 and 333-66297 on Form S-3 and numbers 333-89989, 333-94125, 33-72108, 333-97525, 333-110946 and 333-128628 on Form S-8 of Precision Optics Corporation, Inc. of our report dated August 12, 2005, relating to the consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries as of and for the year ended June 30, 2005, which report appears in the June 30, 2005 annual report on Form 10-KSB of Precision Optics Corporation, Inc.

/s/ VITALE, CATURANO & COMPANY, LTD.

September 27, 2005
Boston, Massachusetts